Exhibit 5.1

February 14, 2024

Virginia Electric and Power Company

Virginia Power Fuel Securitization, LLC

120 Tredegar Street

Richmond, Virginia 23219

Virginia Electric and Power Company

Virginia Power Fuel Securitization, LLC

Senior Secured Deferred Fuel Cost Bonds

Ladies and Gentlemen:

We have acted as special counsel to Virginia Electric and Power Company, a Virginia corporation (“VEPCO”), and Virginia Power Fuel Securitization, LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale of $1,281,900,000 of the Company’s 2024 Senior Deferred Fuel Cost Bonds (the “Bonds”) covered by the Registration Statement on Form SF-1 (Registration Nos. 333-275727 and 333-275727-01) initially filed by VEPCO and the Company on November 22, 2023 and as amended by (i) Amendment No. 1 thereto filed on January 16, 2024 and (ii) Amendment No. 2 thereto filed on January 26, 2024 (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and offered in the manner as described in the preliminary prospectus, subject to completion, dated January 26, 2024, included in the Registration Statement and in the final prospectus, dated February 5, 2024 (the “Prospectus”), which was filed with the SEC pursuant to Rule 424(b)(1) under the Securities Act on February 7, 2024.

The Bonds were issued under an Indenture (the “Base Indenture”), by and among the Company, U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”), and U.S. Bank National Association, as securities intermediary, as supplemented by the Supplemental Indenture thereto, each dated as of February 14, 2024 (the “Supplemental Indenture and, together with the Base Indenture, the “Indenture”), and were sold pursuant to the Underwriting Agreement, dated February 5, 2024 (the “Underwriting Agreement”), by and among the Company, VEPCO and Morgan Stanley & Co. LLC and ATLAS SP Securities, a division of Apollo Global Securities, LLC, and the other underwriters named in Schedule II thereto. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Registration Statement, including the exhibits thereto;

(b) the Prospectus;

(c) the Indenture;

McGuireWoods LLP | www.mcguirewoods.com

Atlanta | Austin | Baltimore | Charlotte | Charlottesville | Chicago | Dallas | Houston | Jacksonville | London | Los Angeles - Century City

Los Angeles - Downtown | New York | Norfolk | Pittsburgh | Raleigh | Richmond | San Francisco | Tysons | Washington, D.C.

(d) the Global Notes, dated February 14, 2024 representing the Bonds; and

(e) the Underwriting Agreement.

The documents referred to in clauses (c) and (e) above, together with the Bonds are referred to collectively as the “Subject Documents” and each individually, as a “Subject Document.”

In addition, we have examined and relied upon the following:

(i) a certificate from the Secretary of the Company certifying as to (A) true and correct copies of the articles of organization and the operating agreement of the Company (the “Organizational Documents”); and (B) the resolutions of the sole member of the Company authorizing, among other things, the filing of the Registration Statement and the issuance and sale of the Bonds;

(ii) a certificate, dated February 13, 2024, issued by the Delaware Secretary of State, attesting to the status and good standing of the Company in the State of Delaware; and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the State of New York and the Delaware Limited Liability Company Act.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company set forth in the Subject Documents, as applicable, and (iii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Signatures. The signatures of individuals who have signed the Subject Documents are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Subject Documents (other than any individual) are or were, as of the date the Subject Documents were executed and delivered, validly existing and in good standing in their respective jurisdictions of formation, except that no such assumption is made as to the Company as of the date hereof. All parties to the Subject Documents have or had, as of the date the Subject Documents were executed and delivered, the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company as of the dated hereof. All individuals who signed the Subject Documents (other than those individuals signing on behalf of the Company) have the legal capacity to execute the Subject Documents.

(e) Authorization, Execution and Delivery of Subject Documents by Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder were, as of the date the Subject Documents were executed and delivered, duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and were, as of the date the Subject Documents were executed and delivered, duly executed and delivered by such parties, except that no such assumption is made as to the Company as of the date hereof.

(f) Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Company as of the date hereof.

(g) Noncontravention. Neither the issuance of the Bonds by the Company or the execution and delivery of any Subject Document by any party thereto nor the performance by such party of its obligations thereunder will conflict with or will result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Company as to the Organizational Documents as of the date hereof, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to the Company as to any Applicable Law as of the date hereof, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made with respect to the Company as to the Subject Documents as of the date hereof.

(h) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Bonds or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company as of the date hereof, including the order of the SCC with respect to the issuance of the Bonds by the Company.

(i) No Mutual Mistake, Amendments etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Bonds as contemplated by the Registration Statement, Prospectus and the Indenture. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing limited liability company under the laws of the State of Delaware and is in good standing under such laws.

2. Power and Authority. The Company has the corporate power and authority to issue the Bonds.

3. Bonds. The Bonds constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a) Indemnification and Change of Control. The enforceability of any agreement of the Company as may be included in the Subject Documents relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Company, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or Applicable Law.

(b) Jurisdiction, Venue, etc. The enforceability of any agreement of the Company in the Subject Documents to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York), to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Company regarding the choice of law governing any Subject Document (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern).

(c) Remedies. The enforceability of any provision in any Subject Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document.

(d) Unenforceability of Certain Provisions. Provisions contained in the Subject Documents that require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render any of the Subject Documents invalid as a whole.

(e) Choice of New York Law and Forum. To the extent that our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations that are subject to change. This opinion letter is given as of the date hereof and we undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

5